SEPARATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the Effective Date, as defined in Paragraph 6 hereof, by and between Colony Bank (“Bank”), a Georgia Bank and wholly-owned subsidiary of Colony Bankcorp, Inc. (the “Holding Company” and, together with the Bank, the “Company”)) and Tracie Youngblood (“Employee”). Together, the Company and Employee may be referred to hereinafter as the “Parties”.

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Employee agree as follows:

1.Separation of Employment.

a.Employee’s employment with the Company terminated effective June 8, 2022 (the “Separation Date”). Employee acknowledges and agrees that she has been paid all wages and accrued benefits to which she is entitled through the date of execution of this Agreement. Other than the payments set forth in this Agreement, the parties agree that the Company owes no additional amounts to Employee for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason. This Agreement is intended to and does settle and resolve all claims of any nature that Employee might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter.

b.Except as provided in Paragraph 7 hereof, Employee’s Employment Agreement by and between Employee, the Bank and the Holding Company, dated as of June 24, 2021 (the “Employment Agreement”), terminated effective as of the Separation Date.

2.Consideration for this Agreement. In consideration of Employee’s promises and the General Release of Claims and Covenant Not To Sue contained in Paragraph 3 of this Agreement, the Company agrees to provide the following to Employee the following amounts (collectively, the “Consideration”):

a.Severance Payments. The Company will pay Employee a total gross amount of Two hundred thirty-five thousand dollars ($235,000.00), less withholding for taxes and other similar items (the “Severance”). The Severance shall be payable in a single lump sum installment on first regular payroll date following the 60th day after the Separation Date.

b.Outstanding Equity Awards. The vesting of Employee’s shares of Holding Company restricted stock that are subject to vesting based on Employee’s continuous service with the Company, of which there are 7,000shares outstanding as of the Separation Date (the “Restricted Shares”), shall be accelerated in full to the Separation Date, and such Restricted Shares shall otherwise remain subject to the terms and conditions of the equity plan under which they were granted and the respective award agreements evidencing the grant thereof (the “Restricted Stock Agreements”).

c.Deferred Incentive Awards. The vesting of Employee’s deferred incentive awards granted under the Colony Bank Deferred Incentive Plan (the “Deferred Incentive Plan”), the aggregate value of which is Forty thousand three hundred thirty-three dollars and fifty-six cents ($40,333.56) outstanding as of the Separation Date (the “Deferred Incentive Awards”), shall be accelerated in full to the Separation Date. The Deferred Incentive Awards shall otherwise remain subject to the terms and conditions of the Deferred Incentive Plan and the respective award agreements evidencing the grant thereof. Such Deferred Incentive Awards shall be payable in a single lump sum on the first regular payroll date following the 60th day after the Separation Date.

d.Additional Lump Sum Payment. The Company shall pay Employee a total gross amount of Two Thousand Dollars and Zero Cents ($2,000.00), less withholding for taxes and other similar items (the “Additional Payment”). The Additional Payment shall be payable in a single lump sum on the first regular payroll processed following the Separation Date.

e.Paid Time Off (PTO). The Company shall pay Employee for any accrued and unused PTO as of the Separation Date, including PTO hours above the Company’s standard 120 hour maximum, which payment shall be made in a single lump sum on the first regular payroll processed following the Separation Date.

The Company’s agreement to provide the Consideration is specifically contingent upon Employee (a) executing this Agreement and not revoking this Agreement, as set forth in Paragraph 6 below; and (b) complying with her obligations under this Agreement and any other continuing contractual obligations she owes to the Company, including but not limited to the covenants included in Section 6 of the Employment Agreement.

3.General Release of Claims and Covenant Not To Sue.

a.General Release of Claims. In consideration of the payments made to Employee by the Company and the promises contained in this Agreement, Employee on behalf of herself and her agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which she may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that she may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement. This General Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Employee specifically acknowledges and agrees that she is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights

Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except as set forth in Paragraph 3(e) below.

b. Covenant Not to Sue. Except as expressly set forth in Paragraph 4 below, Employee further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement.

c. Acknowledgement Regarding Payments and Benefits. Employee acknowledges and agrees that she has been paid all wages and accrued benefits to which she is entitled through the date of execution of this Agreement. Other than the payments set forth in this Agreement, the Parties agree that the Company owes no additional amounts to Employee for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.

d. Other Representations and Acknowledgements. This Agreement is intended to and does settle and resolve all claims of any nature that Employee might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except as set forth in Paragraph 3(e) below. By signing this Agreement, Employee acknowledges that she is doing so knowingly and voluntarily, that she understands that she may be releasing claims she may not know about, and that she is waiving all rights she may have had under any law that is intended to protect her from waiving unknown claims. This Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Employee has any rights against the Company or any of the Releasees. Employee represents and agrees that she has not transferred or assigned, to any person or entity, any claim that she is releasing in this Paragraph 3.

e. Exceptions to General Release. Nothing in this Agreement is intended as, or shall be deemed or operate as, a release by Employee of (i) any rights of Employee under this Agreement; (ii) any vested benefits under any Company-sponsored benefit plans; (iii) any rights under COBRA or similar state law; (iv) any recovery to which Employee may be entitled pursuant to workers’ compensation and unemployment insurance laws; (v) Employee’s right to challenge the validity of her release of claims under the ADEA; (vi) any rights or claims under federal, state, or local law that cannot, as a matter of law, be waived by private agreement; and (vii) any claims arising after the date on which Employee executes this Agreement.

4.Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. However, based on Employee’s release of claims set forth in Paragraph 3 of this Agreement, Employee understands that Employee is releasing all claims and causes of action that Employee might personally pursue or that might be pursued in Employee’s name and, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain injunctive relief that is personal to Employee in connection with such claims and causes of action.

5.Acknowledgment. Employee shall have until the forty-fifth (45th) day after she receives this Agreement to execute this Agreement. If she does not execute the Agreement by that date, the offer contained in this Agreement shall be revoked by the Company. The Company hereby advises Employee to consult with an attorney prior to executing this Agreement and Employee acknowledges and agrees that the Company has advised, and hereby does advise, her of her opportunity to consult an attorney or other advisor and has not in any way discouraged her from doing so. Employee expressly acknowledges and agrees that she has been offered at least forty-five (45) days to consider this Agreement before signing it, that she has read this Agreement and Release carefully, that she has had sufficient time and opportunity to consult with an attorney or other advisor of her choosing concerning the execution of this Agreement. Employee acknowledges and agrees that she fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations she has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Employee acknowledges and agrees that she is signing this Agreement voluntarily, with the full intent of releasing the Company and the Releases from all claims covered by Paragraph 3.

6.Revocation and Effective Date. The Parties agree Employee may revoke the Agreement at will within seven (7) days after she executes the Agreement by giving written notice of revocation to Company. Such notice must be delivered to T. Heath Fountain and must actually be received by such person at or before the above-referenced seven-day deadline. The Agreement may not be revoked after the expiration of the seven-day deadline. In the event that Employee revokes the Agreement within the revocation period described in this Paragraph, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect. Assuming that Employee does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day after the day on which Employee executes this Agreement.

7.Survival of Covenants. Section 6, Section 8 and Section 9 of the Employment Agreement and Section 7 of the Restricted Stock Agreements dated July 1, 2021 (collectively, the “Surviving Provisions”) shall remain in full force and effect in accordance with its terms and nothing in this Agreement shall alter the terms of the Surviving Provisions.

8.Confidentiality of this Agreement. Employee agrees to keep the terms and conditions of this Agreement confidential and not to disclose them to anyone except her spouse,

financial advisors, attorneys, or as otherwise required by law, provided that before Employee shares this Agreement with her spouse, financial advisor, or attorney, Employee agrees to notify him or her of this confidentiality requirement.

9.Return of Property. Employee represents and warrants she has returned to the Company all documents, materials, equipment, keys, recordings, client contact information, other client-related information, sales information, workforce information, production information, computer data, and other material and information relating to Company or any of the other Releasees, or the business of the Company or any of the other Releasees (“Company Property”), and that she has not retained or provided to anyone else any copies, excerpts, transcripts, descriptions, portions, abstracts, or other representations of Company Property. To the extent that Employee has any Company Property in electronic form (including, but not limited to, Company-related e-mail), Employee represents and warrants that, after returning such electronic Company Property as described in this Paragraph, she has permanently deleted such Company Property from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media devices, or equipment. Employee further represents and warrants that she has not provided and will not provide any Company Property to any third party, including any documents, equipment, or other tangible property, but with the exception of non-confidential materials generally distributed by Company to clients or the general public.

10.Non-Disparagement. Employee agrees that, except as may be required by law or court order, she will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which disparages or casts in a negative light the Company, its products, its employees, or any of the Releasees. This Paragraph 10 is not intended to in any way limit any of the Protected Rights contained in Paragraph 4 of this Agreement or any of the rights expressly reserved in Paragraph 8(c) of this Agreement, or to prevent Employee from providing truthful testimony in response to a valid subpoena, court order, or request from a Government Agency.

11.Final Agreement. Subject to Paragraph 7, this Agreement contains the entire agreement between the Company and Employee with respect to the subject matter hereof. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties. The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.Required Disclosure. Employee acknowledges that her employment with the Company is ending in connection with a reduction-in-force, and that Employee has been provided with a notice (Exhibit A to this Agreement), as required by the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), that contains (a) a description of the organizational unit of which Employee was considered a part for purposes of the reduction-in-force and any time limits applicable to the severance pay program being offered in connection with the reduction-in-force; (b) the job titles and ages of all individuals in such organizational unit selected for inclusion in the reduction-in-force; and (c) the ages of all individuals in such organizational unit who were not selected for inclusion in the reduction-in-force.

13.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia without giving effect to its conflict of law principles.

14.Severability. With the exception of the release contained in Paragraph 3, the provisions of this Agreement are severable and if any part of it is found to be unenforceable the other paragraphs shall remain fully and validly enforceable. If the general release and covenant not to sue set forth in Paragraph 3 of this Agreement is found to be unenforceable, this Agreement shall be null and void and Employee will be required to return to the Company all Consideration already paid to Employee. The language of all valid parts of this Agreement shall in all cases be construed as a whole, according to fair meaning, and not strictly for or against any of the parties.

15.Waiver. The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. Any waiver of any provision of this Agreement must be in a writing signed by the party making such waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

16.No Reemployment. Employee agrees that by signing this Agreement, she relinquishes any right to employment or reemployment with the Company or any of the Releasees. Employee agrees that she will not seek, apply for, accept, or otherwise pursue employment with the Company or any of the Releasees, and acknowledges that if she reapplies for or seeks employment with the Company or any of the Releasees, the Company’s or any of the Releasees’ refusal to hire Employee based on this Paragraph 16 shall provide a complete defense to any claims arising from Employee’s attempt to obtain employment. Seperation

[SIGNATURES ON NEXT PAGE]

The Parties hereby signify their agreement to these terms by their signatures below.

EMPLOYEE	COLONY BANKCORP, INC.
/s/ Tracie Youngblood	/s/ T. Heath Fountain
Tracie Youngblood	T. Heath Fountain
President and Chief Executive Officer
Date: April 14, 2022	Date: April 14, 2022
COLONY BANK
/s/ T. Heath Fountain
T. Heath Fountain
President and Chief Executive Officer
Date: April 14, 2022

EXHIBIT A

This notice applies to the reduction-in-force conducted at Colony Bank (“Bank”), a Georgia Bank and wholly-owned subsidiary of Colony Bankcorp, Inc. (the “Holding Company” and, together with the Bank, the “Company”)) and the severance payments being offered in connection therewith (the “Reduction-In-Force and Severance Program”). For purposes of the Reduction-In-Force and Severance Program, Employee was considered to be a part of the organizational unit consisting of the Executive Vice Presidents of the Bank (the “Organizational Unit”). To be eligible for the Consideration described in the attached Agreement, Employee must execute the Agreement within forty-five (45) days after Employee receives it, and not revoke the Agreement during the seven (7) day revocation period following execution of the Agreement. The Consideration offered in the Agreement in connection with the Reduction-In-Force and Severance Program is, therefore, contingent upon the Company receiving a signed and unrevoked Agreement, which includes a general release of claims from Employee.

The following is a list of the ages and job titles of persons in the Organizational Unit who were selected for inclusion in the Reduction-In-Force and Severance Program in exchange for signing an agreement which includes a general release:

Job Title	Age
Chief Financial Officer	50

The following is a list of the ages of the persons in the Organizational Unit who were not selected for inclusion in the Reduction-In-Force and Severance Program: 54, 49, 51, 39, 64, 60.